Exhibit 10.18

LITIGATION MANAGEMENT AGREEMENT

This LITIGATION MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of [•], 2007, by and among Visa Inc., a Delaware corporation (“Visa Inc.”), Visa International Service Association, a Delaware non-stock corporation (“Visa International”), Visa U.S.A. Inc., a Delaware non-stock corporation (“Visa USA”), Robert R. Hackney (“Hackney”), Bruce L. Hammonds on behalf of Bank of America Corporation (“Hammonds”), Peter E. Raskind (“Raskind”), Charles W. Scharf (“Scharf”) and John G. Stumpf (“Stumpf”) (collectively the “Parties” and, each of them individually, a “Party”).

W I T N E S S E T H:

WHEREAS, each of Visa International, Visa USA and Visa Inc. are parties to a Global Restructuring Agreement, entered into as of June 15, 2007, by and among themselves and the other parties thereto (the “GRA”);

WHEREAS, in connection with the transactions contemplated by the GRA, Visa Inc., Visa International, and Visa USA have determined that it is desirable to establish by contract a litigation committee to take certain actions with respect to the Covered Litigation (as defined in the GRA) and with respect to the Escrow Fund (as defined in the GRA), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each of Hackney, Hammonds, Raskind, Scharf and Stumpf has agreed to act as the Litigation Committee on the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows.

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have their respective meanings as defined in the Omnibus Annex of Defined Terms attached as Annex I to the GRA.

Section 1.2 Construction. Unless the context otherwise requires, construction of this Agreement will be on the basis set forth in Section 1.2 of the GRA.

ARTICLE II

THE COMMITTEE

Section 2.1 Litigation Committee. The Parties hereby establish a committee to be known as the “Litigation Committee” consisting of the persons named below and their successors who have been selected in accordance with this Agreement. The Litigation Committee shall advise Visa Inc. in connection with the Covered Litigation on the terms set forth in this Agreement.

Section 2.2 Membership. The Litigation Committee shall consist of not less than five members. They initially shall be Hackney, Hammonds, Raskind, Scharf and Stumpf. In the event that any member of the Litigation Committee wishes to resign from the Committee (a “Resigning Member”), he or she may select a replacement member, who shall serve as a member of Litigation Committee effective upon the resignation of the Resigning Member unless a majority of the remaining members of the Litigation Committee object to the replacement member selected by the Resigning Member, in which case the Resigning Member shall select a different replacement member. If any member of the Litigation Committee shall die or otherwise be unable or unwilling to serve on the Litigation Committee without identifying a replacement member to serve in his or her stead, a replacement shall promptly be selected by the remaining members of the Litigation Committee, or, if there are no remaining members, by the board of directors of Visa Inc. (the “Board”). A member of the Litigation Committee may be removed by a unanimous vote of the other members of the Litigation Committee for cause (which shall include the refusal to participate in the work of the Litigation Committee). Any member of the Litigation Committee so removed shall select a replacement member as if he or she had resigned. Any replacement member shall be a senior executive officer of a Specified Settlement Voting Member and shall be selected after consultation by the Litigation Committee or the Board, as the case may be, with Specified Settlement Voting Members holding at least 50 percent or more of the Membership Proportion (as defined in the Second Restated Visa USA Certificate of Incorporation). The number of members of the Litigation Committee shall not be increased without the approval of (i) a majority of the Litigation Committee members then serving on the Committee and (ii) the Board.

Section 2.3 Establishment of the Escrow Amount. Not less than twenty (20) nor more than fifty (50) days prior to the expected IPO Date, the Litigation Committee shall notify Visa Inc. in writing of the amount which shall serve as the Escrow Amount (expressed as a percentage of the expected net proceeds to be received by Visa Inc. from the offering of shares of Class A Common Stock in the IPO). The Litigation Committee shall establish the amount of the Escrow Amount as set forth in the previous sentence in good faith. As promptly as practicable, and in any event within five (5) Business Days, after the IPO Date, Visa Inc. shall cause the Escrow Amount to be deposited into the Escrow Account, subject to the terms and conditions of the Escrow Agreement and to the rights of the Visa Inc. and the holders of Class B Common Stock, in each case as set forth in the GRA, in the Escrow Agreement and in the Restated Visa Inc. Certificate of Incorporation.

Section 2.4 Sales of Loss Shares. (a) After the IPO, Visa Inc. shall not sell any shares of Class A Common Stock that would constitute “Loss Shares” unless, prior to such sale, the Litigation Committee has previously requested Visa Inc. to sell such shares of Class A Common Stock, provided however, if a Final Judgment is rendered against Visa USA or Visa International, or if Visa USA and Visa International shall enter into an Approved Settlement and, in either such case, within fifteen (15) days after the Visa Inc. making a demand therefor, the Litigation Committee and the Non-Equity Members (as such term is defined in the Second Restated Visa USA By-Laws) of Visa USA have not taken all required actions (including requesting the sale of Loss Shares) to distribute sufficient funds from the Escrow Account to fund the entire amount of the Visa Litigation Obligations with respect to such Final Judgment or Approved Settlement, then Visa Inc. shall have the right to sell additional shares of authorized but unissued shares of Class A Common Stock for purposes of funding such Visa Litigation Obligation. Any shares of Class A Common Stock so sold shall be designated as Loss Shares.

(b) During the period from the Restructuring Closing until the Escrow Termination Date, except as expressly contemplated by the Global Restructuring Agreement, neither Visa Inc. nor any of its Subsidiaries shall issue any shares of its capital stock to any Person without the prior written consent of a majority of the members of the Litigation Committee (acting pursuant their contractual rights and obligations pursuant to this Agreement), other than (subject to Section 4.19(d) of the Restated Visa Inc. Certificate of Incorporation) any issuance of: (i) shares of Visa Inc. Common Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.) on or prior to the date hereof, (ii) shares of Common Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.) after the date hereof pursuant to the terms of the Global Restructuring Agreement or any other Transaction Document, including any Loss Shares, any shares of Class C (Series II) Common Stock issued pursuant to Section 4.19(d) of the Restated Visa Inc. Certificate of Incorporation and any securities issued upon the conversion or exchange of any shares of Common Stock issued pursuant to the terms of the Global Restructuring Agreement and the Restated Visa Inc. Certificate of Incorporation that are convertible into or exchangeable for shares of Common Stock (including, for the avoidance of doubt, any shares of Class B Common Stock or Class C Common Stock issuable upon the conversion of any Regional Classes of Common Stock and any Class A Common Stock issuable upon the conversion of any shares of Class B Common Stock or Class C Common Stock, (iii) shares of Visa Inc. Common Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.) issued upon the direct or indirect conversion of any options or convertible securities issued pursuant to any option plan or other employee incentive plan approved by the Board, (iv) shares of

Visa Inc. Common Stock issued to the Stockholders’ Representative in full or partial payment of the Option Exercise Price following an exercise of the Put Option or the Call Option (as such capitalized terms are defined in the Visa Europe Put-Call Option Agreement), (v) shares of Class A Common Stock in connection with any public offering of Class A Common Stock that the Board shall have determined in good faith is desirable in order to reduce the percentage ownership of Common Stock represented by the holders of Class B Common Stock and Class C Common Stock, in the aggregate, to less than fifty percent (50%), including, without limitation, the IPO, (vi) shares of Class A Common Stock (whether or not such shares constitute Loss Shares hereunder) sold in a public offering the proceeds of which are to be used, as determined in good faith by the Visa Inc. Board of Directors, to fund operating losses or other extraordinary losses or liabilities, including, without limitation, losses in connection with any litigation or settlement thereof, or in other exigent circumstances as determined by the Visa Inc. Board of Directors in good faith, (vii) shares of Visa Inc. Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of Visa In.c) issued as consideration in any merger or recapitalization of Visa Inc. or issued as consideration for the acquisition of another Person or any assets of another Person, (viii) shares of Visa Inc. Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.) issued to any Person (in an aggregate number of shares, with respect to each such Person, not to exceed (immediately after giving effect to such issuance) ten percent (10%) of the issued and outstanding capital stock of Visa Inc. of all classes and series, in each case if such issuance is to a Person as to which the Visa Inc. Board of Directors has determined that a relationship with such Person would result in a material strategic benefit to the Corporation, (ix) shares of Visa Inc. Common Stock or Preferred Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.), in an aggregate number of shares, not to exceed (immediately after giving effect to such issuance) three percent (3%) of the issued and outstanding capital stock of Visa Inc. of all classes and series, issued as part of any financing transaction approved by the Visa Inc. Board of Directors, so long as such securities are not a material component of such financing transaction, and (x) shares of Visa Inc. Common Stock (or other applicable equity interests in the case of any Subsidiary of Visa Inc.) issued in connection with any stock split or stock dividend of the securities of Visa Inc. to all holders of such securities on a pro rata basis.

(c) At any time after the IPO, the Litigation Committee may request that Visa Inc. sell additional shares of Class A Common Stock that would constitute “Loss Shares” and deposit the proceeds from such sale into the Escrow Account in accordance with the Restated Visa Inc. Certificate of Incorporation and the Escrow Agreement; provided, however, that the Litigation Committee shall not be entitled to make any such request (x) more frequently than twice in any twelve (12) month period or (y) with respect to any requested offering that is not reasonably expected to yield net proceeds of at least $100,000,000, in either such case, unless Visa Inc. or any of its Subsidiaries shall have actually incurred a Liability in respect of any Visa Litigation

Obligation at the time of such request and there shall be no funds on deposit in the Escrow Account at such time (or the funds on deposit shall be insufficient to satisfy such Liability). Upon such request, Visa Inc. shall, as promptly as practicable, file with the SEC a registration statement for an underwritten offering of such Loss Shares (which may be on a “firm commitment” or other basis determined by Visa Inc.), and shall use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act, and to complete such offering, in each case as promptly as practicable. Visa Inc. shall select one or more underwriters for such offering of Loss Shares.

(d) Notwithstanding the foregoing, Visa Inc. may delay the filing or effectiveness of a registration statement with respect to such Loss Shares for a period of time not to exceed an aggregate of 120 days in any twelve (12) month period if (i) the Board determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, assets, operations, condition (financial or otherwise), performance, property or prospects of Visa Inc. and its Subsidiaries, taken as a whole, or (ii) such disclosure otherwise relates to a material business transaction or potential business transaction which has not been publicly disclosed and the Board determines, in good faith, that any such disclosure could jeopardize the consummation or success of such transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

Section 2.5 Recommendations with Respect to Cash Payment Portion of Specified Settlements.

(a) If the Litigation Committee recommends or refers the cash payment portion of a proposed settlement of any of the Covered Litigation to the Board of Directors of Visa USA, the Board of Directors of Visa USA shall promptly seek approval of the Specified Settlement Voting Members of such proposed settlement.

(b) Visa USA shall not solicit the approval of the cash payment portion of any settlement of any Covered Litigation from the Specified Settlement Voting Members unless, prior to such solicitation, Visa USA provides the Litigation Committee with adequate time to consider the cash payment portion of such proposed settlement. If, after such consideration and review, the Litigation Committee has not recommended or referred the cash payment portion of such proposed settlement of such Covered Litigation to the Specified Settlement Voting Members, Visa USA may solicit the approval of such proposed settlement of the Covered Litigation from the Specified Settlement Voting Members. Visa USA shall notify the Litigation Committee in writing of its intent to refer a proposed settlement to the Specified Settlement Voting Members at least five (5) Business Days prior to making any such referral and, upon request of the Litigation Committee, Visa USA shall include any statement requested by the Litigation Committee with respect to the cash payment portion of such proposed settlement in the materials used to solicit the approval of the Specified Settlement Voting Members. Such statement may recommend the adoption or rejection of (or take no position as to) the cash payment portion of such proposed settlement.

(c) The Litigation Committee shall not unreasonably withhold its recommendation or referral of the cash payment portion of a Specified Settlement referred to it by the Visa USA Board of Directors. In the event of any deadlock or refusal to act by the Litigation Committee with respect to, any Specified Settlement, then Visa USA may refer such Specified Settlement directly to the Specified Settlement Voting Members for approval so long as Visa USA has provided written notice to the Litigation Committee of its intent to refer a proposed settlement to the Specified Settlement Voting Members as provided in the preceding paragraph. Upon request of the Litigation Committee, Visa USA shall include any written statement requested by the Litigation Committee with respect to the cash payment portion of such proposed settlement in the materials used to solicit the approval of the Specified Settlement Voting Members.

Section 2.6 Manner of Acting. The action of a majority of the members of the Litigation Committee then serving on the Litigation Committee shall be the act of the Litigation Committee. The Litigation Committee shall establish such procedures not inconsistent with the provisions of this Agreement for the conduct of its business as it reasonably considers appropriate. It shall keep records of its proceedings describing any final action that it has taken and, upon the dissolution of the Litigation Committee, such record shall become the property of Visa Inc.

Section 2.7 Additional Actions. The Litigation Committee shall have the authority to take all other actions required of it or permitted by it in the Global Restructuring Agreement or the Escrow Agreement.

ARTICLE III

INDEMNITY

Section 3.1 Indemnification. Visa Inc. shall indemnify, to the fullest extent permitted by law, as now or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, inquiry, administrative or legal hearing or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person (or the legal representative of such person) is or was a member of the Litigation Committee (or for any action or inaction in such capacity) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

Section 3.2 Expenses Payable in Advance. To the fullest extent permitted by the law, as now or hereafter in effect, expenses (including attorney’s fees) incurred by a person who is or was a member of the Litigation Committee in connection with any Proceeding shall be paid promptly by Visa Inc. in advance of the final disposition of such Proceeding; provided, however, that solely to the extent required by law, an advance of expenses incurred by any member of the Litigation Committee in his or her capacity as such shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by Visa Inc. as authorized in this Article III.

Section 3.3 Non-Exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article III shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any other agreement or constituent document of Visa Inc. or its subsidiaries, both as to action in such person’s capacity as a member of the Litigation Committee and as to action in another capacity while holding such position.

Section 3.4 Insurance. To the fullest extent permitted by law, Visa Inc. may purchase and maintain insurance on behalf of any person who is or was a member of the Litigation Committee against any liability asserted against such person and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not Visa Inc. would have the power or the obligation to indemnify such person against such liability under the provisions of this Article III.

Section 3.5 Limitation on Indemnification. Notwithstanding anything contained in this Article III to the contrary and except as provided in Section 5.1 below, Visa Inc. shall not be obligated to indemnify any member of the Litigation Committee in connection with a proceeding (or part thereof) initiated by such person unless (i) such proceeding (or part thereof) was authorized or consented to by Visa Inc. or (ii) such member has been successful on the merits in any such proceeding (or part thereof).

Section 3.6 Subrogation. In the event of payment under this Article III, Visa Inc. shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Visa Inc. effectively to bring suit to enforce such rights.

ARTICLE IV

TERMINATION

Section 4.1 Termination. This Agreement shall terminate at such time as the Escrow Agreement terminates.

Section 4.2 Effect of Termination. In the event of termination of this Agreement, the provisions in Article III shall nevertheless continue indefinitely with respect to the indemnification described in Article III and the provisions of Section 5.1 below.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1 Expenses. All costs and expenses incurred by any Party other than a member of the Litigation Committee in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, except that expenses of the Litigation Committee (including, without limitation, expenses of legal and other professional advisors), and reasonable expenses incurred by any member of the Litigation Committee in carrying out his or her duties (such as reasonable travel and lodging expenses) shall promptly be paid or reimbursed by Visa Inc. The reasonable costs of any proceeding (including legal fees) brought by or on behalf of a member of the Litigation Committee to enforce the provisions of this Agreement or to otherwise permit the Litigation Committee to perform its duties hereunder shall be paid or reimbursed on demand by Visa Inc. to the extent the member is entitled to payment or reimbursement thereof pursuant to Article III hereof.

Section 5.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given when sent if delivered personally or by registered or certified mail (postage prepaid, return receipt requested) or by facsimile or other means of electronic communication to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that if delivered by facsimile or other means of electronic communication, such notice, claim, demand or other communication shall also be delivered by registered or certified mail (postage prepaid, return receipt requested) as soon as practicable thereafter:

If to Visa Inc. to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention:  General Counsel

Facsimile: (650) 432-7436

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention:  Kevin Keogh, Esq.

                   S. Ward Atterbury, Esq.

Telephone: (212) 819-8200

Facsimile:  (212) 354-8113

If to Visa USA, to:

P.O. Box 8999

San Francisco, California 94128-8999

Attention: General Counsel

Facsimile: (650) 554-3711

With a copy (which shall not constitute notice) to:

Holme, Roberts & Owen LLP

1700 Lincoln Street

Suite 4100

Denver, Colorado 80203-4541

Attention: Dean Salter, Esq.

Telephone: (303) 866-0245

Facsimile: (303) 866-0200

If to the Litigation Committee, to:

[•]

Attention: [•]

Facsimile: [•]

With a copy (which shall not constitute notice) to:

[•]

Attention: [•]

Facsimile: [•]

With a copy (which shall not constitute notice) to each of the members of the Litigation Committee at the address designated in writing by each member of the Litigation Committee to Visa Inc.:

Section 5.3 Entire Understanding. This Agreement, together with the related Transaction Documents, constitute the entire agreement among the Parties with respect to the matters contemplated by this Agreement. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties or their respective successors, any rights, remedies, obligations, or Liabilities, except that each member of the Litigation Committee and its successors and the Specified Settlement Voting Member by which such Litigation Committee member is principally employed shall, if not a signatory hereto, be an express third-party beneficiary of the provisions of this Agreement.

Section 5.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 5.4 will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 5.5 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 5.6 Governing Law. This Agreement and its enforcement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

Section 5.7 Submission to Jurisdiction. EACH PARTY HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT SITTING IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MATTERS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. IN ANY ACTION WHICH MAY BE INSTITUTED AGAINST A PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH PARTY HEREBY CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY ACTION BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 5.2.

Section 5.8 Specific Performance. Notwithstanding anything in this Agreement to the contrary, money damages would not be an adequate remedy at law if a Party fails to perform in any material respect any of its obligations hereunder and accordingly each Party agrees that in addition to any other remedy to which it may be entitled at law or in equity, each Party shall be entitled to seek to compel specific performance of the obligations of the other Parties, as applicable, under this Agreement, without the posting of any bond or proof of any actual damages, in accordance with the terms and conditions of this Agreement, and if any action should be brought in equity to enforce any of the provisions of this Agreement, no Party shall raise the defense that there is an adequate remedy at law.

Section 5.9 Waiver of Consequential Damages, Etc. Each Party hereby acknowledges and agrees that, in the event of any breach of any covenant or agreement of any other Party contained herein (except for any willful breach and except in the case of fraud and except as provided in Section 5.1), the damages recoverable by such Party at law or in equity shall be limited to the actual damages incurred by such Party as a result of such breach, and such Party hereby waives and agrees not to assert, to the fullest extent permitted by applicable Law (and except in the case of any willful breach or fraud), any claim based upon consequential, punitive, special or indirect damages, lost profits, lost opportunities, amounts based upon multiples of lost earnings, or similar claims or remedies, regardless of legal theory.

Section 5.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute one instrument and shall become effective when the counterparts have been signed by each of the Parties and delivered to the other Parties, including delivery by facsimile, it being understood that all Parties need not sign the same counterpart.

Section 5.11 Amendments and Waivers. Subject to the provisions of applicable Law, any provision of this Agreement may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom waiver is to be effective, and, in each case, if such amendment or waiver is approved by the Litigation Committee. Any agreement on the part of a Party to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.12 Successor Members, No Fiduciary Obligation. Each person subsequently selected as a member of the Litigation Committee shall be entitled to the benefits of this Agreement, whether or not such member has signed this Agreement. The members of the Litigation Committee shall not have any fiduciary duties to Visa Inc., Visa USA or any of their respective stockholders, members or Affiliates or its members as a result of their service on the Litigation Committee and to the fullest extent permitted by law, Visa Inc. and Visa USA hereby release the Litigation Committee and its members from any such fiduciary obligation.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

VISA INC.

By:
Name:
Title:

VISA INTERNATIONAL SERVICE ASSOCIATION

By:
Name:
Title:

VISA U.S.A. INC.

By:
Name:
Title:

Robert R. Hackney

Bruce L. Hammonds, on behalf of Bank of America Corporation

Peter E. Raskind

Charles W. Scharf

John G. Stumpf

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